Exhibit 107 Calculation of Filing Fee Tables Form S-8 (Form Type) Saul Centers, Inc. (Exact Name of Registrant as Specified in its Charter) Table 1: Newly Registered Securities Equity Security Class Title Fee Calculation Rule Amount Registered (1) Proposed Maximum Offering Price Per Share Maximum Aggregate Offering Price Fee Rate Amount of Registration Fee Equity Common Stock, $0.01 par value per share Rule 457(c) and Rule 457(h) 2,000,000 $36.68 (2) $73,360,000 $0.0001476 $10,827.94 Total Offering Amounts $73,360,000 $10,827.94 Total Fee Offsets - Net Fee Due $10,827.94 __________ (1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of any additional shares of the Common Stock of Saul Centers, Inc. (the “Registrant”) that may be offered or issued under the Saul Centers, Inc. 2024 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction. (2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 14, 2024.